Exhibit 10.6
BOTTOMLINE TECHNOLOGIES (de), INC.

Stock Option Agreement for UK participants
Granted Under 2009 Stock Incentive Plan

1. Grant of Option.

This agreement evidences the grant by Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), on [____________] (the “Grant Date”) to [____________], an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2009 Stock Incentive Plan (the “Plan”), a total of [____________] shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at $[____________] per Share.  Unless earlier terminated, this option shall expire on [____________] (the “Final Exercise Date”).

2. Vesting Schedule.

This option will become exercisable (“vest”) in installments over a four year period commencing one year after the date of grant, with 25% becoming vested one year after the date of grant and an additional 6.25% of the original number of shares at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3. Exercise of Option.

(a) Form of Exercise.  Each election to exercise this option shall be made using the enclosed exercise form or a similar form provided by the Company, which shall be completed and signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b) Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the United States Internal Revenue Code of 1986 (an “Eligible Participant”).

(c) Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.

(d) Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled such that the Participant is qualified for long-term disability by the Company’s then Long-Term Disability insurance provider prior to the Final Exercise Date while he or she is an Eligible Participant, this option shall become exercisable in full on the termination date of the Participant.  There shall be a period of two years following the date of termination to exercise this option, provided that this option shall not be exercisable after the Final Exercise Date.

(e) Discharge for Cause.  If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge.  “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform, in any material respect, his or her responsibilities to the Company, including, without limitation, breach of any non-disclosure or non-competition obligations.

4. Withholding.

(a)  The grant of this Option is subject to the Participant entering into an Election with the Company or any Affiliate in the form attached to this agreement marked Attachment A. In the event that the Participant fails to enter into the Election as required by the terms of this agreement, by signing and returning Attachment A to the Company within a period of 28 days of the date of receipt of this agreement, this Option shall terminate and shall thereupon become null and void.

(b)           The Company and any other company from time to time employing a Participant, or any one or more of them, (in either case, the "Relevant Person") shall have the right, prior to the delivery of the Option Shares otherwise deliverable to a Participant pursuant to the exercise of an Option, (a) to require the Participant to remit to or at the direction of the Relevant Person an amount sufficient to satisfy all United Kingdom and/or other taxes or other amounts required to be withheld or accounted for by the Relevant Person (including employees' social security contributions or any employers' social security contributions for which the Participant is liable) in connection with the grant, holding and/or exercise of the Option, (b) to reduce the number of Shares otherwise deliverable to the Participant by an amount equal in value to the amount of all such taxes required to be so withheld or accounted for, or (c) to deduct the amount of such taxes from cash payments otherwise to be made to the Participant.  The Board may make such arrangements and determinations in this regard, consistent with the Plan, as it may in its absolute discretion consider to be appropriate.

5. Non-transferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6. Disqualifying Disposition.

If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7. Data Protection.

The Participant agrees to the receipt, holding and processing of information in connection with the grant, vesting, exercise and taxation of the option and the general administration of this agreement and the Plan by the Company or any affiliate of the Company and any of their advisers or agents and to the transmission of such information outside of the European Economic Area for this purpose.

8. Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date:	By:	/s/ Robert A. Eberle
Robert A. Eberle
President & Chief Executive Officer

Attachment A

Election to transfer National Insurance Liability

UK Employees Only

Introduction

As an employee or director of an Associated Company of Bottomline Technologies (de), Inc., you are eligible to participate in both the Bottomline Technologies (de), Inc. (the “Company”) Amended & Restated 1997 Stock Plan, the 2000 Stock Incentive Plan and the 2009 Stock Incentive Plan (the “Plans”). You will be subject to income tax and employees national insurance contributions on any Relevant Employment Income (as defined below) that arises under or in connection with any options or restricted stock which are granted, issued or delivered to you under these Plans, the terms of which are incorporated herein.

“Relevant Employment Income” means (i) any amount that counts as employment income under section 426 of the Income Tax (Earnings and Pensions) Act 2003, (ii) any amount that counts as employment income under section 438 of the Income Tax (Earnings and Pensions) Act 2003, and (iii) any gain that is treated as remuneration by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 in each case which arises under any employment related securities options and any employment related restricted securities or employment related convertible securities satisfied by the issue or transfer of Shares and granted under the Plans.

“Associated Company” means an associated company of the Company within the meaning that expression bears in section 416 of the Income and Corporation Taxes Act 1988.

Participation in the Plan is subject to you agreeing to enter into this election pursuant to paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (as amended) whereby the Company and any Associated Company (as defined above) transfers to you the whole of any liability to pay any secondary Class 1 national insurance contributions (“Secondary Contributions”) arising in connection with any Relevant Employment Income. Accordingly, and by signing the declaration contained in this election, you agree that you will be liable to pay the whole of any Secondary Contributions in respect of or in relation to any Relevant Employment Income.

The terms of this election shall be subject to the approval of the HM Revenue & Customs.

The Terms of the Election

This election relates to the following shares (the “Shares”):

Type of Award (Option or Restricted Stock)	Number of Shares	Grant/Award Date	Option Exercise Price/Restricted Stock Purchase Price
Option	[____________]	[____________]	[____________]

1.
You and the Company jointly elect that the whole of the Secondary Contributions arising in connection with any Relevant Employment Income in respect of the Shares is hereby transferred from the Company and any Associated Company to you.

2.
You shall notify the Company within three working days of any Relevant Employment Income arising in respect of the Shares. You hereby agree to make such notification regardless of whether the Relevant Employment Income in respect of the Shares arises after you have ceased to be employed by the Company or at any time when you are no longer resident in the United Kingdom.

3.
The Secondary Contributions will be paid to the Company or an Associated Company within 7 days from the end of the income tax month (beginning on the 6th of the calendar month and ending on the 5th of the calendar month) in which the Relevant Employment Income arises.

4.
You hereby authorize the Company or an Associated Company or their agent or broker to collect the Secondary Contributions in one or more of the following ways as determined by the Company or an Associated Company or their agent or broker:-

(i)           by deduction from your salary or any other money which may be due to you; or

(ii)
by you providing the Company with the amount (in clear funds) of the Secondary Contributions which are due (you shall pay the said amount by cheque, bank transfer or by any other method that you and the Company agree to be appropriate at the relevant time); or

(iii)	by you authorizing the Company or its authorised agent to withhold and sell a sufficient number of the Shares to cover all or any part of the Secondary Contributions.

Payment of the Secondary Contributions as described in Paragraph 4(i) or 4(ii) above must be made within the deadline specified in Paragraph 3 above.

5.
Where payment is due from the Company or an Associated Company for the transfer, assignment or release of any Shares or share options, you authorise a deduction of the Secondary Contributions sufficient to cover the liability from such payment. Where any agreement is made between you and a third party for the transfer, assignment or release of any Shares or share options, and payment is due to be made from a third party, you will inform the Company of such a payment prior to such payment and authorize the third party to take whatever action is necessary to withhold an amount sufficient to cover the Secondary Contributions due.  As soon as the Company is advised of the payment, the Company undertakes to advise HM Revenue & Customs how the Secondary Contributions will be collected and paid over to HM Revenue & Customs. Such amount will be paid to the Company within 7 days of the transfer, assignment or release of the Shares or share options.

6.
The Company or an Associated Company shall keep such records and make such notifications or reporting in respect of the Secondary Contributions as shall be required by the United Kingdom legislation in force from time to time.

7.
This election shall continue in full force and effect in the event that you leave the Company or an Associated Company. Subject to paragraph 8 below, this election shall continue in full force and effect for such period as the Company or an Associated Company would have been responsible for the Secondary Contributions but for this Election.

8.	This joint election shall cease to have effect in the event that: -

(i)           it is revoked jointly by both parties;

(ii)           the Company gives you notice that it shall terminate;

(iii)	the Board of HM Revenue & Customs serves notice upon the Company that approval for the election has been withdrawn; or

(iv)           the terms of the joint election being satisfied in full.

9.
The Joint NIC Election does not apply in relation to any liability, or any part of any liability arising as result of regulations having retrospective effect by virtue of section 4B(2) of either the Social Security Contribution and Benefits Act 1992 or the Social Security Contribution and Benefits (Northern Ireland) Act 1992.

10.
This Joint NIC Election does not apply to the extent it is related to Relevant Employment Income which is employment income by virtue of Chapter 3A of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (employment income: securities with artificially depressed market value).

11.	This election shall be construed, interpreted and enforced in accordance with the internals laws of England without regard to any applicable conflicts of laws.

Declaration

In consideration of the award of the Shares, the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree to be bound by the terms detailed in paragraphs 1 to 10 of this election and in particular acknowledge that by signing this election, I am consenting to: -

1.	accept liability for and to pay the whole of any Secondary Contributions which may be payable in connection with any Relevant Employment Income in respect of the Shares; and

2.	the Company or an Associated Company deducting some or all of the Secondary Contributions from my salary or other payment due to me.

[____Date_____]

Participant

Declaration

In consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to be bound by the terms detailed in paragraphs 1 to 10 of this election and in particular acknowledges that by signing this election, it is consenting to:

1.	ensure that proper procedures are in place to collect any Secondary Contributions which may be payable in connection with any Relevant Employment Income in respect of the Shares; and

2.	ensure that payment is made to the Collector of Taxes by no later than 14 days after the end of the tax month in which the Relevant Employment Income arises.

Signed for and on behalf of Bottomline Technologies (de), Inc.

Robert A. Eberle                                                                                            [___Date_____]

President and Chief Executive Officer